Exhibit 3.4

FIRST AMENDMENT

TO

AMENDED AND RESTATED BYLAWS

OF

VINEBROOK HOMES TRUST, INC.

On October 4, 2020, the board of directors of VineBrook Homes Trust, Inc., a Maryland corporation (the “Corporation”), by unanimous consent of all of the members of the board of directors given in writing or by electronic transmission, and in accordance with the Amended and Restated Bylaws of the Corporation, adopted on or as of November 1, 2018 (the “Bylaws”), and the Maryland General Corporation Law, authorized, approved and adopted the following amendment to the Bylaws to be effective on October 5, 2020:

The last sentence of Article VII, Section 2 of the Bylaws is hereby amended and restated in its entirety to read as follows:

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein; provided, however, the Corporation’s Series A Cumulative Redeemable Preferred Stock, and any Transfer (as defined in the Charter) of shares thereof, will not be subject to the limitations set forth in Section 7.6 of the Charter.